Autoliv Standard

Insider Trading Policy Exhibit 19

Autoliv Insider Trading Policy

Table of Contents

1	Introduction	3
2	Statement of Policy	3
3	Exceptions	5
4	Pre-Clearance	6
5	Black-Out Periods	6
6	Definitions	7
7	Potential Criminal and Civil Liability and/or Disciplinary Action	9
8	Reporting Requirements	9
9	Additional Information	10
10	The General Counsel of Autoliv, Inc.	10

Page 1 of NUMPAGES 2

Autoliv Standard

Insider Trading Policy Exhibit 19

1 Introduction

Autoliv, Inc. (“Autoliv” or the “Company”), its employees, officers, and non-employee Board members (i.e. directors) are subject to laws in certain jurisdictions in which the Company conducts its business that prohibit trading in the securities of a company on the basis of “inside” information. Anyone violating these laws is subject to personal liability and could face criminal penalties. Autoliv takes seriously its obligation, and that of its directors, officers and employees, to prevent insider trading violations. In light of the severity of the possible sanctions, both to you individually and to us as a company, we have established this Policy to assist all of us in complying with our obligations. Any violation of this or any other Company policy could subject you to disciplinary action, up to and including termination of employment or service, as well as civil liability and criminal penalties.

This Policy is not intended to replace your responsibility to understand and comply with the applicable laws and regulations on insider trading where you work, do business or Trade (defined below) in Autoliv Securities (defined below) and the securities of other companies covered by this Policy in Section 2(c) below.

Additionally, you remain subject to the restrictions imposed by our Communications Policy & Guidelines on the disclosure of information about Autoliv.

If you have any questions about this Policy or you suspect any violations of this Policy, you should immediately notify the Autoliv legal department.

2 Statement of Policy

(a) No Insider (defined below and includes all Autoliv employees), may buy, sell or donate any Autoliv Securities, whether or not issued by the Company, at any time while in possession of material non-public information or inside information (each defined below) relating to Autoliv. As an Insider, you must not (i) try to circumvent this restriction by having others Trade for you, (ii) cause (directly or indirectly) an entity or association in which you (directly or indirectly) have an interest to do such Trades, or (iii) try to Trade on material non-public information by any other means.

(b) It is inappropriate for any Insider to engage in short-term or speculative transactions in Autoliv Securities. Therefore, Insiders may not engage in any of the following transactions:

(i) Short Sales. Short sales of Autoliv Securities indicate that the seller believes that the Autoliv Securities will decline in value, thereby signalling to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. Accordingly, Insiders are prohibited from engaging in short sale transactions of Autoliv Securities. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits directors and executive officers from engaging in short sales.

(ii) Publicly Traded Options. An option transaction is a bet on the short-term movement of Autoliv Securities and creates the appearance that the director, officer or other employee is trading based on inside information. Option transactions also may focus the person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, Insiders are prohibited from engaging in transactions in puts, calls or other derivative securities related to any Autoliv Securities.

(iii) Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or other employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities but without

Page 2 of NUMPAGES 2

Autoliv Standard

Insider Trading Policy Exhibit 19

the full risks and rewards of ownership. When that occurs, he or she may no longer have the same objectives as the Company’s other stockholders. Therefore, Insiders are prohibited from engaging in hedging transactions (including, but not limited to, prepaid variable forward contracts, equity swaps, collars and exchange funds).

(iv) Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in a foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the customer or borrower is aware of material non-public information or inside information or otherwise is not permitted to trade in Autoliv Securities, Insiders are prohibited from holding Autoliv Securities in a margin account or pledging Autoliv Securities as collateral for a loan.

(v) Standing Orders. A standing order leaves the seller with no control over the timing of the transaction. A standing order transaction executed by the broker when the seller is aware of material non-public information or inside information may result in unlawful insider trading. The Company therefore discourages placing standing orders on Autoliv Securities. Standing orders placed with a broker to sell or purchase stock at a specified price should be used only for a very brief period of time (i.e. no longer than one (1) week unless done within a 10b5-1 Plan (defined below)) and should otherwise comply with the restrictions and procedures outlined in this Policy.

(c) No Insider may buy or sell any Securities of another entity, including, without limitation, any company in which an Autoliv entity owns shares, any company which the Company follows in the ordinary course of its business (such as the Company’s customers, vendors or suppliers) and any other entity with which the Company does business, at any time when the Insider has material non-public information or inside information about such entity. In considering whether confidential or proprietary information of a third party is material, Insiders should remember that the threshold for what is considered material may be lower for other companies than it is for Autoliv.

(d) No Insider may disclose (“tip”) material non-public information or inside information relating to Autoliv to any other person, including family and friends, and no Insider may make recommendations, give trading advice or express opinions about Autoliv on the basis of material non-public information or inside information relating to Autoliv.

(e) No Insider may disclose (“tip”) material non-public information or inside information relating to any other entity to any other person, including family and friends, and no Insider may make recommendations, give trading advice or express opinions about any such entity on the basis of material non-public information or inside information about such entity obtained by the Insider by being associated with Autoliv.

(f) No Covered Person (defined below and includes certain individuals subject to “pre-clearance” procedures) may buy, sell or otherwise effect transactions in Autoliv Securities during any of the four “Black-Out Periods” that occur each fiscal year (see Section 5(a)) or, if applicable, any other Special Black-Out Periodimposed by the Company as set forth in Section 5(b). If the last day of employment or service falls in a Black-Out Period or Special Black-Out Period, the Insider may not buy or sell Autoliv Securities until the end of such Black-Out Period or Special Black-Out Period.

(e) Disclosure of material non-public information and inside information is governed by the Company’s Communication Policy & Guidelines and Insiders must adhere to this Policy.

Again, notwithstanding the timing guidelines set forth in this Policy, it is illegal for you to trade while in possession of material non-public information or inside information, including situations in which you are aware of major developments that have not yet been publicly announced. When in doubt about whether particular non-public information is material, presume it is material. If you are unsure whether information is material, you should consult

Page 3 of NUMPAGES 2

Autoliv Standard

Insider Trading Policy Exhibit 19

the Company’s General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in Securities or make any recommendations or express opinions with respect to Securities to which that information relates.

3 Exceptions

(a) 10b5-1 Trading Plans. An exception to the trading restrictions during Black-Out Periods and Special Black-Out Periods described in this Policy may be available for trades made pursuant to a pre-arranged written trading plan that complies with Rule 10b5-1(c) of the Exchange Act (“10b5-1 Plan”). Any 10b5-1 Plan or any modification or termination of any 10b5-1 Plan must be approved in advance by the General Counsel of the Company as provided below.

To comply with this Policy, a 10b5-1 Plan must be entered into at a time when the Covered Person entering into the plan is not aware of material non-public information and is not otherwise subject to a Black-Out Period or Special Black-Out Period, and must comply with all of the requirements of Rule 10b5-1. Once the plan is adopted, the Covered Person must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance, include a formula or algorithm for determining the amount, pricing and timing, or delegate discretion on these matters to an independent third party. If you have any questions regarding the requirements of Rule 10b5-1, the Company’s Genearl Counsel will provide you with a summary of the applicable parameters.

In the case of a Section 16 Insider (as defined below), any Rule 10b5-1 Plan must also include a requirement that the Section 16 Insider’s broker notify the Company before the close of business on the day after the execution of any transaction. No person may have more than one Rule 10b5-1 Plan or overlapping Rule 10b5-1 Plans, except to the extent permitted by Rule 10b5-1, and no person may have more than one single-trade 10b5-1 Plan during any 12-month period.

Modifications to or terminations of Rule 10b5-1 Plans must be carefully considered and generally are discouraged absent compelling circumstances. In all cases, any modification to or termination of a Rule 10b5-1 Plan must also comply with all of the requirements set forth in this Policy, including pre-clearance, occurrence outside of a Black-Out Period or Special Black-Out Period and compliance with any required waiting period under Rule 10b5-1.

Any Rule 10b5-1 Plan (or amendment to any such Rule 10b5-1 Plan) must be submitted for pre-clearance five (5) days prior to the entry into (or amendment of) the Rule 10b5-1 Plan. No further pre-clearance of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. Any plan to terminate a Rule 10b5-1 Plan must be submitted for approval at least two (2) business days prior to the proposed termination. The Company reserves the right to withhold pre-clearance of any Rule 10b5-1 Plan (or amendment thereto or termination thereof) that the Company determines is not consistent with the rules regarding such plans.

Notwithstanding anything to the contrary and any conflicting provisions (or lack thereof), this Policy shall automatically be interpreted at all times to be consistent and require compliance with all requirements under Rule 10b5-1 and related laws, rules and regulations adopted by the SEC regarding “insider trading” (including, without limitation, any required disclosure of new and/or amended Rule 10b5-1 Plans for Section 16 Insiders).

(b) Additional Exceptions. In addition, on a case-by-case basis, the General Counsel may determine that the trading restrictions during Black-Out Periods and Special Black-Out Periods do not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right, pursuant to which a Covered Person elects to satisfy the exercise price and tax withholding requirements either with cash, with other shares of Autoliv common stock held by the Covered Person, or by having Autoliv withhold shares subject to the equity award. This Policy does apply, however, to any sale of Autoliv common stock as part of a broker-assisted cashless exercise of an option or to any other

Page 4 of NUMPAGES 2

Autoliv Standard

Insider Trading Policy Exhibit 19

market sales for the purpose of generating the cash needed to pay the exercise price or tax withholding requirements of an option or other equity award. If the General Counsel seeks such an exception for his or her own trading, then the General Counsel must obtain approval of the CEO.

4 Pre-Clearance

(i) Because Covered Persons are likely to have access to material non-public information on a regular basis, Covered Persons (defined below) must contact the General Counsel of the Company to obtain a “pre-clearance” at any time prior to, directly or indirectly, buying or selling Autoliv Securities (or otherwise making any transfer, pledge, loan or gift), i.e., even when such purchase or sale will not take place during a Black-Out Period or Special Black-Out Period. This pre-clearance requirement also applies to members of the same household and immediate family members (spouse, children, grandchildren, parents, stepparents, grandparents, siblings, in-laws who live in the same household, and family members who are subject to influence or control) of Covered Persons. If you have any question whether you are a “Covered Person” and subject to pre-clearance, please contact the Company’s legal department.

(ii) Certain Insiders may from time to time be involved in specific projects or have tasks in which they receive inside information justifying that they become subject to a “pre-clearance” procedure and/or be asked to refrain from Trading. Those subject to this requirement will be informed by their manager.

(iii) Insiders should trade within two (2) trading days after they receive pre-clearance to trade. If his or her trade is not executed in the two-day preclearance period, he or she will need to seek a new pre-clearance period.

5 Black-Out Periods

(a) All Insiders are subject to four (4) routine Black-Out Periods (defined below) per year, during which Insiders are prohibited from trading in Autoliv Securities.

Beginning of Black-Out Period: Each routine Black-Out Period will begin on the 15th day of the third month of each quarter. If the 15th calendar day falls on a weekend or a NYSE holiday, the Black-Out Period will begin on the prior trading day.

Q1	Q2	Q3	Q4
March 15	June 15	September 15	December 15

End of Black-Out Period: Each Black-Out Period will end when one (1) full trading day has passed on the NYSE and the Nasdaq Stockholm (“NSTO”) after the Company announces its results for a quarter.

Assuming the NYSE or NSTO is open each day, below is an example of when an Insider can trade:

Autoliv Announces Results on Tuesday	First Day Insider Could Trade
Announcement occurs before market opens (both NYSE and NSTO)	Wednesday
Announcement occurs while market is open (either NYSE or NSTO)	Thursday
Announcement occurs after market closes (Both NYSE and NSTO)	Thursday

Certain Insiders will also be subject to Suspension of Trading upon being added to a Logbook prior to the beginning of the applicable Black-Out Period and will already be restricted from Trading in Autoliv Securities.

Page 5 of NUMPAGES 2

Autoliv Standard

Insider Trading Policy Exhibit 19

(b) Special Black-Out Period. From time-to-time, the Company may instruct some of its Insiders to suspend trading in Autoliv Securities because of developments that have not yet been disclosed to the public (which may include pending announcement of a share repurchase plan or any amendments thereto) (a “Special Blackout-Period”). If you have been notified you have been added to a Logbook, you are subject to this Special Black-Out Period. All those affected should not trade in Autoliv Securities while the Special Black-Out Period is in effect, and should not disclose to others that the Company has implemented a Special Black-Out Period for certain individuals. A Special Black-Out Period may be imposed at any time to avoid even the appearance of impropriety; it does not imply that we have determined that there is a legal obligation to do so or that a certain fact is considered Material Information.

6 Definitions

(a) Black-Out Periods. Black-Out Periods include the period of time around the quarterly earnings calendar when all Insiders are prohibited from trading in Autoliv Securities or any Special Black-Out Period. All other periods of the year are considered open for trading in Autoliv Securities provided (i) the Insider is not in possession of material non-public information, and (ii) if a Covered Person has received Pre-Clearance for Trading in Autoliv Securities within a two-day period.

(b) Covered Persons. Covered Persons are Insiders identified by the General Counsel on a quarterly basis who are subject to the “pre-clearance” procedures prior to Trading in Autoliv Securities. All Executive Management Team Members and members of our Board of Directors will always be considered Covered Persons.

(c) Inside Information. Under the Swedish standard, information qualifies as “inside information” if it is non-public information of a precise nature which, if it were made public, would be likely to have a significant effect on the prices of the Autoliv Securities. In practice, this means all facts information that a “reasonable investor” would be “likely to use as part of the basis of his or her investment decisions.” See also Material Information below.

(d) Insiders. Insiders are (i) members of our Board of Directors, our corporate officers, and our employees (including employees of our subsidiaries); (ii) our consultants, contractors and other persons associated with us and our subsidiaries, including distributors, sales agents and joint venture partners, who receive or have access to material non-public information; (iii) members of the same household, immediate family members (spouse, children, grandchildren, parents, stepparents, grandparents, siblings, in-laws who live in the same houshold), and family members who are subject to influence or control of those listed in (i) and (ii); and (iv) any entities that those listed in (i), (ii) and (iii) influence or control, including any corporations, partnerships or trusts. This Policy continues to apply to your transactions in Autoliv Securities even after you have terminated employment; if you are in possession of material non-public information when your employment terminates, the restrictions of this Policy continue to apply until all such information is either public or no longer considered material information.

(e) Logbook. A periodic record of Insiders with specific confidential information maintained by the Autoliv legal department. A person will receive a notice of the creation of a Logbook and a request to complete certain personal information and acknowledge receipt of the notice he or she is in possession of confidential information. Autoliv currently uses the Nasdaq InsiderLog service to create and manage its Logbooks but may use other products and services from time to time.

(f) Material Information. Information is deemed to be material if there is a substantial likelihood that a reasonable investor would consider such information to be important in making a decision to purchase, sell or hold Autoliv Securities. While it is not possible to define all categories of material information, there are various categories of information that are particularly sensitive and, as a general rule, should be considered material. Either positive or negative information may be material. Examples of such information include:

Page 6 of NUMPAGES 2

Autoliv Standard

Insider Trading Policy Exhibit 19

• Unpublished financial results or changes to previously announced results

• Projections of future earnings or losses or financial forecasts of any kind

• News, proposals, plans or agreements, even if preliminary in nature, of pending or proposed mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, joint ventures, tender offers or purchases or sales of substantial assets

• Impending bankruptcy or financial liquidity problems

• Earnings that are inconsistent with the consensus expectations or projections of the investment community

• Gain or loss of a substantial customer or supplier

• Significant changes in customer production schedules

• Significant disruptions to the Company’s operations

• Changes in dividend policies or other capital plans

• Significant legislative developments affecting the Company

• New product announcements, discoveries or developments of a significant nature

• Pricing changes

• Stock splits

• Repurchase plans

• New equity or debt offerings or other financings

• Significant litigation or governmental actions

• Significant product defects

• Changes in control or other developments regarding senior management

• Changes in earnings estimates

• Changes in analyst recommendations or debt ratings

• Changes in auditors or notification that the Company may no longer rely on an auditor’s audit report

• Changes in critical accounting policies

• Defaults under credit agreements or on senior securities

• Cyber security incidents, breaches or other security information relating to the Company’s business

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information. Any Covered Person should resolve any question concerning materiality of particular information in favor of materiality, and thus the activities prohibited by this Policy should be avoided until such information has been publicly disclosed or it has been determined that such information is not, or has ceased to be, material. The Securities and Exchange Commission (the "SEC") takes a broad view as to what information is considered material.

(g) Non-public information. Non-public information is information that has not been disseminated in a manner designed to reach investors generally nor is otherwise available to the general public. Non-public information may include information available to a select group of analysts or brokers or institutional investors and information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information. Non-public information will be deemed to be public after one (1) full trading day has passed on the NYSE following the date when the information is disclosed publicly. See the example above in Section 5 for assistance in determining when you can trade. Information is not necessarily public merely because it has been disclosed to a few members of the public or discussed in the press, which will sometimes report rumors. Information should be presumed to be non-public unless it has been officially released by the Company.

(h) Securities. Securities include common stock, depositary receipts, preferred stock, options to purchase common stock, notes, warrants, convertible debentures and other derivative securities.

(i) Section 16 Insider. Section 16 Insiders are those individuals subject to further reporting requirements under Section 16 of the Exchange Act.

Page 7 of NUMPAGES 2

Autoliv Standard

Insider Trading Policy Exhibit 19

(j) Trading (and similar expressions). Trading includes buying or selling Securities of any company, including any contract or arrangement that has the equivalent effect of buying or selling Securities (including entry or modification of a 10b5-1 Plan). This also includes making elections in the Company’s long-term incentive management systems (currently Shareworks). Any such elections should be made outside of a Black-Out Period or Special Black-Out Period.

7 Potential Criminal and Civil Liability and/or Disciplinary Action

(a) Individual Responsibility. Each person is individually responsible for complying with the securities laws applicable to their region and this Policy, regardless of whether we have prohibited trading by that person or any other Insiders. Any action on the part of the Company or the General Counsel, or any other person who is tasked as the compliance officer for this Policy, does not in any way constitute legal advice or insulate an individual from liability under the applicable laws. Trading in securities outside the Black-Out Periods or Special Black-Out Periods should not be considered a “safe harbor”, although the safest period for trading in Autoliv Securities, assuming the absence of material non-public information or inside information, is generally the first ten trading days following the end of the Black-Out Period. The Black-Out Periods are particularly sensitive for transactions in Autoliv Securities for compliance with applicable securities laws. This is because Insiders will, as any quarter progresses, be increasingly likely to possess material non-public information or inside information about the expected financial results for the quarter.

Each Covered Person will be held responsible for the actions of the members of their same household and immediate family members who are Insiders. Consequently, Covered Persons should make their family members and personal households aware of the need to confer with them before they trade in Autoliv Securities, and should treat all such transactions for purposes of this Policy and applicable securities laws as if the transactions were for the Covered Person’s own account.

In addition to the matters set forth in this Policy, appropriate judgment should be exercised in connection with all securities trading. Also, this Policy is not a substitute for any applicable laws and regulations which may apply in the jurisdictions where you work or do business.

(b) Potential Sanctions.

(i) Criminal Liability for Insider Trading. In the United States and many other countries, the personal consequences to you of illegally trading securities while in possession of material non-public information can be quite severe. Besides requiring disgorgement of profits gained or losses avoided, there are substantial civil and criminal penalties which may be assessed for insider trading.

(ii) Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a "tippee") to whom they have disclosed material non-public information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading.

(iii) Possible Disciplinary Actions. Any officer or employee who violates this Policy or any applicable laws and regulations, will be subject to disciplinary action, which may include termination of employment.

8 Reporting Requirements

(a) Swedish Reporting Requirements. Board members, Executive Management Team members, and certain other senior executive officers, as well as their closely related parties, are subject to reporting requirements under the EU Market Abuse Regulation.

(b) U.S. Reporting Requirements. Some of the Covered Persons are Section 16 Insiders and are subject to reporting requirements under Section 16 of the Exchange Act (see Section 9).

Page 8 of NUMPAGES 2

Autoliv Standard

Insider Trading Policy Exhibit 19

(c) Assistance by Autoliv Legal Department. To assist relevant Insiders with their filing obligations under (a) and (b) above, the Autoliv legal department will, at the Insider’s request, assist in making filings on behalf of such Insiders with the Swedish Finansinspektionen and the SEC. However, the obligation to ensure that the requisite filings are made rests with the Insider. Insiders subject to reporting requirements under Section 8(a) and (b) above should notify their closely related persons of their status and the obligation to ensure that the requisite filings are made by such persons rests with the closely related person.

(b) Post Transaction Notice. To facilitate public reporting requirements, each Section 16 Insider shall also notify the General Counsel (or his or her designee) of the occurrence of any purchase, sale or other acquisition or disposition of Autoliv Securities as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by email) and should include the identity of the Section 16 Insider, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.

9 Additional Information

(a) Section 16 Insiders. Section 16 Insiders must comply with the reporting obligations and limitations on “short-swing” transactions set forth in the federal securities laws. The practical effect of these provisions is that such Insiders who both purchase and sell Autoliv Securities within a six-month period must refund all profits (if any) from the sale to the Company, whether or not they had knowledge of any material non-public information.

Under these provisions, and so long as certain other criteria are met, the receipt of options under the Company’s option plans and the exercise of such options is not subject to these restrictions; however, the sale of any such shares received upon exercise of an option is subject to this six-month rule.

Additionally, Section 16 Insiders may never make a short sale of Autoliv Securities. On request, the Company will provide separate memoranda and other appropriate materials to its Section 16 Insiders regarding compliance with these rules.

(b) Swedish Law. The EU Market Abuse Regulation imposes a prohibition against trading in Autoliv Securities for certain individuals, including the Company’s directors, Executive Management Team members, and certain other senior executive officers, during the 30 day period before announcement of quarterly or annual results. On request, the Company will provide separate memoranda and other appropriate materials regarding compliance with these rules.

(c) Certifications. From time to time on request from the General Counsel, each employee, officer and director may be required to certify his or her understanding of and intent to comply with this Policy. In addition, directors and officers will be expected to make this certification no less frequently than annually.

10 The General Counsel of Autoliv, Inc.

The duties of the General Counsel of Autoliv shall include, but are not limited to:

(i) Determining who is subject to reporting requirements and the 30-day trading prohibition under the EU Market Abuse Regulation, notifying those concerned of their obligations and keeping a list of the relevant persons and their closely related persons and update the list as and when necessary;

(ii) Determining who the Section 16 Insiders are, notifying them and adjusting the list of Covered Persons as and when necessary;

Page 9 of NUMPAGES 2

Autoliv Standard

Insider Trading Policy Exhibit 19

(iii) Determining (in cooperation with the Company’s CEO and CFO) who should be subject to the pre-clearance set forth in Section 4(a), notifying them and adjusting the list of Covered Persons as and when necessary;

(iv) Pre-clearing all transactions in Autoliv Securities by those requiring pre-clearance to determine compliance with this Policy, insider trading laws and other applicable securities laws and regulations;

(v) Assisting relevant Insiders in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) with the SEC and in the preparation and filing of forms to be filed with Finansinspektionen;

(vi) Reminding Insiders periodically of their obligations under this Policy and applicable laws;

(vii) Posting or circulating this Policy (and/or a summary), and providing this Policy and other appropriate materials to new officers, directors and others who have, or may have, access to material non-public information;

(viii) Assisting our Board of Directors in implementation of this Policy; and

(ix) Compliance activities with respect to Rule 144 sales of our stock.

Page 10 of NUMPAGES 2